Exhibit 99.1

TESORO LOGISTICS LP
CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS (a)
(Unaudited)

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,408	$18,326
Receivables
Trade	3,322	3,369
Affiliate	9,361	12,117
Prepayments and other current assets	1,607	778
Total Current Assets	35,698	34,590
NET PROPERTY, PLANT AND EQUIPMENT	203,169	196,147
OTHER NONCURRENT ASSETS	1,791	3,072
Total Assets	$240,658	$233,809

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$8,244	$6,743
Affiliate	3,534	2,861
Deferred revenue - affiliate	1,948	1,775
Accrued liabilities	2,022	3,093
Total Current Liabilities	15,748	14,472
OTHER NONCURRENT LIABILITIES	46	2,665
DEBT	118,000	50,000
COMMITMENTS AND CONTINGENCIES (Note K)
EQUITY
Equity of Predecessors	23,992	57,702
Common unitholders; 15,467,591 units issued and outstanding (15,254,890 in 2011)	223,563	250,430
Subordinated unitholders; 15,254,890 units issued and outstanding (15,254,890 in 2011)	(141,835)	(143,048)
General partner; 626,861 units issued and outstanding (622,649 in 2011)	1,144	1,588
Total Equity	106,864	166,672
Total Liabilities and Equity	$240,658	$233,809
____________
(a) Adjusted to include the historical balances of the Long Beach marine terminal and related short-haul pipelines. See Notes A and B for further discussion.

See accompanying notes to condensed combined consolidated financial statements.

TESORO LOGISTICS LP
CONDENSED STATEMENTS OF COMBINED CONSOLIDATED OPERATIONS (a)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011 (b)	2012 (b)	2011 (b)
	(Dollars in thousands, except unit and per unit amounts)
REVENUES
Affiliate	$32,458	$18,878	$58,811	$24,440
Third-party	4,427	2,688	6,337	4,818
Total Revenues	36,885	21,566	65,148	29,258
COSTS AND EXPENSES
Operating and maintenance expenses	16,566	12,418	32,142	24,779
Imbalance settlement gains	(2,557)	(1,301)	(5,047)	(2,367)
Depreciation and amortization expenses	2,879	2,817	5,690	5,638
General and administrative expenses	3,732	2,244	7,307	3,806
Loss on asset disposals	—	1	236	26
Total Costs and Expenses	20,620	16,179	40,328	31,882
OPERATING INCOME (LOSS)	16,265	5,387	24,820	(2,624)
Interest and financing costs, net	(1,039)	(461)	(1,550)	(461)
NET INCOME (LOSS)	15,226	4,926	23,270	(3,085)
Less: Income (Loss) attributable to Predecessors	2,141	(2,969)	(1,371)	(10,980)
Net income attributable to partners	13,085	7,895	24,641	7,895
Less: General partner's interest in net income, including incentive distribution rights	364	157	594	157
Limited partners' interest in net income	$12,721	$7,738	$24,047	$7,738

Net income per limited partner unit:
Common - basic and diluted	$0.41	$0.25	$0.79	$0.25
Subordinated - basic and diluted	$0.41	$0.25	$0.78	$0.25

Weighted average limited partner units outstanding:
Common units - basic	15,464,686	15,254,890	15,359,788	15,254,890
Common units - diluted	15,489,008	15,298,205	15,393,016	15,298,205
Subordinated units - basic and diluted	15,254,890	15,254,890	15,254,890	15,254,890

Cash distributions per unit	$0.4100	$0.2448	$0.7875	$0.2448
____________
(a) Adjusted to include the historical results of the Long Beach marine terminal and related short-haul pipelines. See Notes A and B for further discussion.

(b)	Adjusted to include the historical results of the Martinez crude oil marine terminal. See Notes A and B for further discussion.

See accompanying notes to condensed combined consolidated financial statements.

TESORO LOGISTICS LP
CONDENSED STATEMENTS OF COMBINED CONSOLIDATED CASH FLOWS (a)
(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:	(Dollars in thousands)
Net income (loss)	$23,270	$(3,085)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization expenses	5,690	5,638
Amortization of debt issuance costs	384	111
Unit-based compensation expense	712	123
Loss on asset disposals	236	26
Changes in current assets:
Receivables - trade	47	(739)
Receivables - affiliate	(311)	(6,305)
Prepayments and other current assets	(829)	(1,298)
Changes in current liabilities:
Accounts payable - trade	228	(54)
Accounts payable - affiliate	696	3,634
Deferred revenue - affiliate	173	1,622
Accrued liabilities	101	1,243
Changes in other noncurrent assets and liabilities	1,464	(532)
Net cash from operating activities	31,861	384
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Capital expenditures	(12,407)	(1,955)
Capital expenditure reimbursements by affiliate	4,204	—
Net cash used in investing activities	(8,203)	(1,955)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Proceeds from issuance of common units, net of underwriters' discount	—	294,328
Distributions to unitholders and general partner	(90,627)	(333,280)
Borrowings under revolving credit agreement	68,000	50,000
Offering costs	—	(6,196)
Financing costs	(593)	(1,852)
Sponsor contributions of equity to the Predecessors	1,525	8,239
Capital contributions by affiliate	1,119	298
Net cash from (used in) financing activities	(20,576)	11,537
INCREASE IN CASH AND CASH EQUIVALENTS	3,082	9,966
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	18,326	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$21,408	$9,966
SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid, net of capitalized interest	$949	$11
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Capital expenditures included in accounts payable at period end	$5,679	$847
Transfer of property, plant and equipment from Sponsor, net of accumulated depreciation	$19	$4,399
Working capital requirements retained by Sponsor	$4,196	$4,389
____________

(a)	Adjusted to include the historical results of the Martinez crude oil marine terminal and the Long Beach marine terminal and related short-haul pipelines. See Notes A and B for further discussion.

See accompanying notes to condensed combined consolidated financial statements.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE A - ORGANIZATION AND BASIS OF PRESENTATION

As used in this report, the terms "Tesoro Logistics LP," "TLLP," the "Partnership," "we," "us," or "our" refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. References in this report to "Tesoro" or our "Sponsor" refer collectively to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner.

Organization

TLLP is a Delaware limited partnership formed in December 2010 by Tesoro Corporation and its wholly owned subsidiary, Tesoro Logistics GP, LLC ("TLGP"), our general partner. On April 26, 2011, we completed our initial public offering (the "Initial Offering") of 14,950,000 common units representing limited partner interests.

The Partnership includes the assets, liabilities and results of operations of certain crude oil gathering and crude oil and refined products terminalling, transportation and storage assets, previously operated and owned by Tesoro.

Principles of Combination and Consolidation and Basis of Presentation

The financial statements presented herein contain the unaudited condensed combined financial results of Tesoro Logistics LP Predecessor (the "TLLP Predecessor"), our predecessor for accounting purposes, for periods presented through April 25, 2011. The TLLP Predecessor includes the financial results of the initial assets acquired from Tesoro during the initial public offering. The unaudited condensed consolidated financial results for the three and six months ended June 30, 2012 and 2011 also include the results of operations for TLLP for the period beginning April 26, 2011, the date TLLP commenced operations.

Transfers of a business between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior periods are retrospectively adjusted to furnish comparative information. As an entity under common control with Tesoro, we record the assets that we acquire from Tesoro on our balance sheet at Tesoro's historical basis instead of fair value.

Effective April 1, 2012, we entered into a transaction (the "Martinez Marine Terminal Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Martinez crude oil marine terminal assets (collectively, the "Martinez Crude Oil Marine Terminal"). Effective September 14, 2012, we entered into a transaction (the "Long Beach Assets Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles ("LA") short-haul pipelines (collectively, the "Long Beach Assets"). These transactions were transfers between entities under common control. Accordingly, the accompanying financial statements and related notes of the TLLP Predecessor and TLLP have been retrospectively adjusted to include the historical results of the Martinez Crude Oil Marine Terminal for the six months ended June 30, 2012 and the three and six months ended June 30, 2011 and the Long Beach Assets for all periods presented. We refer to the historical results of the TLLP Predecessor, the Martinez Crude Oil Marine Terminal and the Long Beach Assets, collectively as our "Predecessor(s)." See Note B for additional information regarding subsequent events, including further information regarding the acquisitions.

The accompanying financial statements and related notes present the combined financial position, results of operations, cash flows and equity of our Predecessors at historical cost. The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. All intercompany accounts and transactions have been eliminated.

The interim condensed combined consolidated financial statements and notes thereto have been prepared by management without audit according to the rules and regulations of the Securities and Exchange Commission ("SEC") and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of results for the periods presented. Such adjustments are of a normal recurring nature, unless otherwise disclosed.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") have been condensed or omitted pursuant to the SEC's rules and regulations. However, management believes that the disclosures presented herein are adequate to present the information fairly. The accompanying interim condensed combined consolidated financial statements and notes should be read in conjunction with our annual audited financial statements included in a Form 8-K filed with the SEC on December 14, 2012, which retrospectively adjust our historical financial statements to include the activities of the Long Beach Assets.

We prepare our condensed combined consolidated financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. We review our estimates on an ongoing basis using currently available information. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates. The results of operations of the Partnership, or our Predecessors, for any interim period are not necessarily indicative of results for the full year. Certain prior year balances have been aggregated or disaggregated in order to conform to the current year presentation.

We have evaluated subsequent events through the filing of this Form 8-K. See Note O for additional information related to subsequent events, including the acquisition of the Anacortes rail unloading facility assets (collectively, the "Anacortes Rail Facility") from Tesoro.

We record our financial instruments including cash and cash equivalents, receivables, accounts payable and certain accrued liabilities at their carrying value. We believe the carrying value of our financial instruments approximates fair value. Our fair value assessment incorporates a variety of considerations, including:

•	the short term duration of the instruments (less than 10% of our trade payables and none of our trade receivables have been outstanding for greater than 90 days); and

•	the expected future insignificance of bad debt expense, which includes an evaluation of counterparty credit risk.

Additionally, our debt approximates fair value as our borrowings are under a revolving credit facility, which is subject to a variable interest rate.

NOTE B - ACQUISITIONS

Martinez Marine Terminal Acquisition

Effective April 1, 2012, we entered into the Martinez Marine Terminal Acquisition with Tesoro and TLGP. The Martinez Marine Terminal Acquisition was made in exchange for consideration of $75.0 million, comprised of $67.5 million in cash financed with borrowings under our amended revolving credit facility (the "Amended Revolving Credit Facility") and the issuance of equity with a fair value of $7.5 million. The equity is comprised of 206,362 common units, representing an approximate 1% limited partner interest in the Partnership, and 4,212 general partner units. The Martinez crude oil marine terminal assets included in the Martinez Marine Terminal Acquisition include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day ("bpd"), five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity.

The single-berth dock and related leasehold improvements are situated on an offshore parcel of land that is currently being leased by Tesoro Refining and Marketing Company ("TRMC") from the California State Lands Commission under a term lease (the "Martinez Terminal Lease"). The Martinez Terminal Lease, related leasehold improvements and the short-haul pipelines will be legally transferred to TLLP when the Martinez Terminal Lease is renewed and extended, and the transfer is approved by the California State Lands Commission. We consider our acquisition date to be April 1, 2012, which is the date we commenced operating the Martinez Crude Oil Marine Terminal under the agreements between the Partnership and Tesoro.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Martinez Terminal Use and Throughput Agreement. The Partnership entered into a 10-year use and throughput agreement with Tesoro in connection with the Martinez Marine Terminal Acquisition, effective April 1, 2012, which obligates Tesoro to transport an average of at least 65,000 bpd of crude oil per month at a throughput and tankage fee of $0.55 per barrel. An excess volume throughput fee of $0.10 per barrel is charged for monthly average volumes in excess of 70,000 bpd. In addition, Tesoro pays a $30,000 per month fee for unlimited use of the refined products pipeline from Tesoro's Martinez refinery to a third-party terminal. The fees under the agreement are indexed for inflation, and the agreement gives Tesoro the option to renew for two five-year terms.

Long Beach Assets Acquisition

Effective September 14, 2012, we purchased the Long Beach Assets from Tesoro in exchange for total consideration of $210.0 million, comprised of $189.0 million in cash and the remaining $21.0 million in partnership units. The equity is comprised of 462,825 common units, representing an approximate 1% limited partner interest in the Partnership, and 9,446 general partner units.

The Long Beach marine terminal includes a wharf with a two-vessel berth dock that receives and loads crude oil, intermediate feedstocks and refined products, six storage tanks with a combined capacity of 235,000 barrels and three related short-haul pipelines that connect our Long Beach marine terminal to Tesoro's Wilmington refinery (the "Wilmington Refinery"). The LA short-haul pipelines consist of two short-haul pipelines that transport refined products from the Wilmington Refinery to other third-party facilities and one short-haul pipeline that is currently leased to a third party. The total throughput capacity for the Long Beach marine terminal is estimated to be approximately 200,000 bpd, and the aggregate short-haul pipeline throughput capacity is estimated to be approximately 70,000 bpd. TRMC currently leases the Long Beach marine terminal from the City of Long Beach.

Long Beach Terminal Operating Agreement. The Partnership entered into an operating agreement (the "Operating Agreement") with Tesoro, effective September 14, 2012, which governs the Partnership's operation of the Long Beach marine terminal on behalf of Tesoro beginning on September 14, 2012 until the later of the date of the: (i) assignment or sublease of the Long Beach terminal lease; or (ii) Partnership's issuance of the Certificate of Financial Responsibility to the California Department of Fish and Game. Under the Operating Agreement, Tesoro will be subject to the same throughput commitments and fees as outlined below in the Long Beach Berth Access, Use and Throughput Agreement.

Long Beach Berth Access, Use and Throughput Agreement. The Partnership entered into a 10-year berth access, use and throughput agreement with Tesoro in connection with the Long Beach Assets Acquisition, to be effective on the date of the assignment or sublease of the Long Beach terminal lease (the "Commencement Date"). The agreement obligates Tesoro to transport an average of at least 50,000 bpd of crude oil per month across the berth at a throughput fee of $0.40 per barrel. Tesoro is also obligated to throughput (i) an average volume of 30,000 bpd of crude oil and refined products between the Long Beach marine terminal and the Wilmington Refinery, each at a fee of $0.10 per barrel, from the Commencement Date through December 31, 2014 and (ii) an average volume of 50,000 bpd of crude oil and refined products per month between the Long Beach marine terminal and the Wilmington Refinery from January 1, 2015 through the termination of the agreement, each at a fee of $0.10 per barrel. Tesoro is subject to (i) a $0.15 per barrel use fee for marine vapor recovery throughput at the Long Beach marine terminal and (ii) a $0.70 per barrel storage and transportation fee based on shell capacity of 235,000 barrels for the use of the six storage tanks.

Transportation Services Agreement (LA short-haul pipelines). The Partnership entered into a 10-year transportation services agreement with Tesoro in connection with the Long Beach Assets Acquisition, under which Tesoro is obligated to throughput an average of at least 15,000 bpd per month of refined petroleum product at a throughput fee of $0.15 per barrel.

The fees under the berth access, use and throughput agreement and the transportation services agreement are indexed for inflation, and the agreements give Tesoro the option to renew for two five-year terms, or Tesoro may modify the term of the agreements to a twenty-year term by providing notice in accordance with each agreement.

If Tesoro fails to transport aggregate volumes under the agreements in connection with the Martinez Marine Terminal Acquisition or the Long Beach Assets Acquisition equal to its minimum throughput commitment during any calendar month, Tesoro will owe the Partnership a shortfall payment equal to the volume of the shortfall multiplied by the throughput and tankage fee. The amount of any shortfall payment paid by Tesoro will be credited against any amounts owed by Tesoro for the transportation of volumes in excess of its minimum throughput commitment during any of the succeeding three months after the shortfall occurs.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Tesoro retained any current assets, current liabilities and environmental liabilities related to the Martinez Crude Oil Marine Terminal and Long Beach Assets as of the dates of each acquisition. The only historical balance sheet item that transferred to the Partnership in the acquisitions was property, plant and equipment, which was recorded by TLLP at historical cost of $38.1 million as of April 1, 2012 for the Martinez Crude Oil Marine Terminal and $22.3 million as of September 14, 2012 for the Long Beach Assets.

See Note C for information regarding amendments to other agreements with related parties in connection with the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition.

Financial Results

Our historical financial statements have been retrospectively adjusted to reflect the results of operations, financial position, cash flows and equity attributable to the Martinez Crude Oil Marine Terminal and the Long Beach Assets as if we owned the assets for all periods presented. The results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets are included in the Terminalling, Transportation and Storage segment.

The results of the Martinez Crude Oil Marine Terminal operations, prior to the Martinez Marine Terminal Acquisition on April 1, 2012, have been included in the Martinez Crude Oil Marine Terminal (Predecessor) results in the tables below. The results of the Martinez Crude Oil Marine Terminal, subsequent to April 1, 2012, have been included in TLLP's results. Accordingly, for the three and six months ended June 30, 2012, total operating revenues of $3.3 million and net income attributable to the Partnership of $1.5 million associated with the Martinez Crude Oil Marine Terminal are included in the condensed combined consolidated statements of operations of TLLP. Costs of $0.8 million and $0.9 million associated with the Martinez Crude Oil Marine Terminal are included in general and administrative expenses for the three and six months ended June 30, 2012, respectively.

The results of the Long Beach Assets operations have been included in the Long Beach Assets (Predecessor) results in the tables below.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following tables present our financial position, results of operations, the effect of including the results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets and the adjusted total amounts included in our condensed combined consolidated financial statements.
Condensed Combined Consolidated Balance Sheet as of June 30, 2012

	Tesoro Logistics LP	Long Beach Assets (Predecessor)	June 30, 2012
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,408	$—	$21,408
Receivables
Trade	433	2,889	3,322
Affiliate	9,361	—	9,361
Prepayments and other current assets	1,550	57	1,607
Total Current Assets	32,752	2,946	35,698
NET PROPERTY, PLANT AND EQUIPMENT	180,946	22,223	203,169
OTHER NON-CURRENT ASSETS	1,791	—	1,791
Total Assets	$215,489	$25,169	$240,658

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$7,967	$277	$8,244
Affiliate	3,490	44	3,534
Deferred revenue - affiliate	1,948	—	1,948
Accrued liabilities	1,166	856	2,022
Total Current Liabilities	14,571	1,177	15,748
OTHER NONCURRENT LIABILITIES	46	—	46
DEBT	118,000	—	118,000
EQUITY
Equity of Predecessors	—	23,992	23,992
Common unitholders	223,563	—	223,563
Subordinated unitholders	(141,835)	—	(141,835)
General partner	1,144	—	1,144
Total Equity	82,872	23,992	106,864
Total Liabilities and Equity	$215,489	$25,169	$240,658

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Condensed Statement of Combined Consolidated Operations for the Three Months Ended June 30, 2012

	Tesoro Logistics LP	Long Beach Assets (Predecessor)	Three Months Ended June 30, 2012
REVENUES	(Dollars in thousands)
Affiliate	$32,458	$—	$32,458
Third-party	722	3,705	4,427
Total Revenues	33,180	3,705	36,885
COSTS AND EXPENSES
Operating and maintenance expenses	15,453	1,113	16,566
Imbalance settlement gains	(2,557)	—	(2,557)
Depreciation and amortization expenses	2,526	353	2,879
General and administrative expenses	3,634	98	3,732
Total Costs and Expenses	19,056	1,564	20,620
OPERATING INCOME	14,124	2,141	16,265
Interest expense, net	(1,039)	—	(1,039)
NET INCOME	13,085	2,141	15,226
Less: Income attributable to Predecessors	—	2,141	2,141
Net income attributable to partners	$13,085	$—	$13,085

Condensed Statement of Combined Consolidated Operations for the Six Months Ended June 30, 2012

	Tesoro Logistics LP	Martinez Crude Oil Marine Terminal (Predecessor)	Long Beach Assets (Predecessor)	Six Months Ended June 30, 2012
REVENUES	(Dollars in thousands)
Affiliate	$58,811	$—	$—	$58,811
Third-party	1,454	—	4,883	6,337
Total Revenues	60,265	—	4,883	65,148
COSTS AND EXPENSES
Operating and maintenance expenses	27,630	1,558	2,954	32,142
Imbalance settlement gains	(5,047)	—	—	(5,047)
Depreciation and amortization expenses	4,527	526	637	5,690
General and administrative expenses	6,964	97	246	7,307
Loss on asset disposals	—	236	—	236
Total Costs and Expenses	34,074	2,417	3,837	40,328
OPERATING INCOME (LOSS)	26,191	(2,417)	1,046	24,820
Interest expense, net	(1,550)	—	—	(1,550)
NET INCOME (LOSS)	24,641	(2,417)	1,046	23,270
Less: Income (Loss) attributable to Predecessors	—	(2,417)	1,046	(1,371)
Net income attributable to partners	$24,641	$—	$—	$24,641

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Condensed Statement of Combined Consolidated Operations for the Three Months Ended June 30, 2011

	Tesoro Logistics LP	Martinez Crude Oil Marine Terminal (Predecessor)	Long Beach Assets (Predecessor)	Three Months Ended June 30, 2011
REVENUES	(Dollars in thousands)
Affiliate	$18,878	$—	$—	$18,878
Third-party	888	—	1,800	2,688
Total Revenues	19,766	—	1,800	21,566
COSTS AND EXPENSES
Operating and maintenance expenses	9,442	1,674	1,302	12,418
Imbalance settlement gains	(1,301)	—	—	(1,301)
Depreciation and amortization expenses	2,020	510	287	2,817
General and administrative expenses	2,056	95	93	2,244
Loss on asset disposals	1	—	—	1
Total Costs and Expenses	12,218	2,279	1,682	16,179
OPERATING INCOME (LOSS)	7,548	(2,279)	118	5,387
Interest expense, net	(461)	—	—	(461)
NET INCOME (LOSS)	7,087	(2,279)	118	4,926
Less: Income (Loss) attributable to Predecessors	(808)	(2,279)	118	(2,969)
Net income attributable to partners	$7,895	$—	$—	$7,895

Condensed Statement of Combined Consolidated Operations for the Six Months Ended June 30, 2011

	Tesoro Logistics LP	Martinez Crude Oil Marine Terminal (Predecessor)	Long Beach Assets (Predecessor)	Six Months Ended June 30, 2011
REVENUES	(Dollars in thousands)
Affiliate	$24,440	$—	$—	$24,440
Third-party	1,596	—	3,222	4,818
Total Revenues	26,036	—	3,222	29,258
COSTS AND EXPENSES
Operating and maintenance expenses	19,216	2,993	2,570	24,779
Imbalance settlement gains	(2,367)	—	—	(2,367)
Depreciation and amortization expenses	4,037	1,020	581	5,638
General and administrative expenses	3,415	197	194	3,806
Loss on asset disposals	1	25	—	26
Total Costs and Expenses	24,302	4,235	3,345	31,882
OPERATING INCOME (LOSS)	1,734	(4,235)	(123)	(2,624)
Interest expense, net	(461)	—	—	(461)
NET INCOME (LOSS)	1,273	(4,235)	(123)	(3,085)
Less: Loss attributable to Predecessors	(6,622)	(4,235)	(123)	(10,980)
Net income attributable to partners	$7,895	$—	$—	$7,895

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE C - RELATED-PARTY TRANSACTIONS

Commercial Agreements. The Partnership has various long-term, fee-based commercial agreements with Tesoro under which we provide pipeline transportation, trucking, terminal distribution and storage services to Tesoro, and Tesoro commits to provide us with minimum monthly throughput volumes of crude oil and refined products.

If, in any calendar month, Tesoro fails to meet its minimum volume commitments under these agreements, it will be required to pay us a shortfall payment. These shortfall payments may be applied as a credit against any amounts due above their minimum volume commitments for up to three months after the shortfall occurs. Deferred revenue in the condensed combined consolidated balance sheet at June 30, 2012, includes $0.3 million related to shortfall billings to Tesoro.

We believe the terms and conditions under these agreements, as well as our other agreements with Tesoro described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. These commercial agreements with Tesoro include the following in effect since the Initial Offering:

•	a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for gathering and transporting crude oil on our High Plains system;

•
a 5-year amended crude oil trucking transportation services agreement under which Tesoro pays the Partnership fees for trucking related services and scheduling and dispatching services that we provide through our High Plains truck-based crude oil gathering operation;

•	a 10-year master terminalling services agreement under which Tesoro pays the Partnership fees for providing terminalling services at our eight refined products terminals;

•
a 10-year pipeline transportation services agreement under which Tesoro pays the Partnership fees for transporting crude oil and refined products on our five Salt Lake City ("SLC") short-haul pipelines; and

•
a 10-year SLC storage and transportation services agreement under which Tesoro pays the Partnership fees for storing crude oil and refined products at our SLC storage facility and transporting crude oil and refined products between the storage facility and Tesoro's Utah refinery through interconnecting pipelines on a dedicated basis.

In addition, we entered into the following agreements during 2012:

•
a 10-year terminal use and throughput agreement, effective April 1, 2012, under which Tesoro pays the Partnership fees for providing terminalling services at the Martinez Crude Oil Marine Terminal (see Note B for additional information);

•
a 10-year berth access, use and throughput agreement, effective September 14, 2012, under which Tesoro pays the Partnership fees for providing terminalling services at the Long Beach marine terminal (see Note B for additional information);

•
a 10-year pipeline transportation services agreement, effective September 14, 2012, under which Tesoro pays the Partnership fees for transporting refined products on two LA short-haul pipelines from the Wilmington Refinery to a third-party terminal (see Note B for additional information); and

•
a 10-year track use and throughput agreement, effective November 15, 2012, under which Tesoro pays the Partnership fees for transporting and offloading crude oil through the Anacortes rail unloading facility assets (see Note O for additional information).

Each of these agreements, other than the SLC storage and transportation services agreement, contain minimum volume commitments. The fees under each agreement are adjusted annually on July 1, and, except for the amended trucking transportation services agreement, the agreements give Tesoro the option to renew for two five-year terms. The amended trucking transportation services agreement will renew automatically for one five-year term unless earlier terminated by us or Tesoro. The berth access, use and throughput agreement associated with the Long Beach marine terminal and the pipeline transportation services agreement associated with the LA short-haul pipelines further allow Tesoro the option to modify the term of the agreements to a twenty-year term by providing notice in accordance with each agreement.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Amended and Restated Omnibus Agreement.  The Partnership entered into an omnibus agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the September 14, 2012 amendment, which was entered into in connection with the Long Beach Assets Acquisition (the "Amended Omnibus Agreement"). The annual fee payable to Tesoro under the Amended Omnibus Agreement remained $2.5 million for the provision of various general and administrative services. Additionally, under the Amended Omnibus Agreement, Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. The aggregate annual deductible for each type (unknown environmental liabilities, title or tax matters) of liability was $0.5 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million. See Note K for further discussion of the indemnification provisions and Note O for additional information related to the Amended Omnibus Agreement.

Amended and Restated Operational Services Agreement.  The Partnership entered into an operational services agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the September 14, 2012 amendment, which was entered into in connection with the Long Beach Assets Acquisition (the "Amended Operational Services Agreement"), and considers the additional resources required to operate the Martinez Crude Oil Marine Terminal and the Long Beach Assets, primarily for wharf support and security personnel. Under the Amended Operational Services Agreement, the annual fee we pay Tesoro was $1.7 million for support services performed by certain of Tesoro's field-level employees in support of our pipelines, terminals and storage facilities. Tesoro may also provide direct services or incur other direct costs on our behalf. The fee in effect at December 31, 2011 was $0.3 million. The Partnership will reimburse Tesoro for these costs in accordance with this agreement. See Note O for additional information related to the Amended Operational Services Agreement.

TLLP Transactions. Revenues from affiliates consist of revenues from commercial agreements we entered into with Tesoro under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. Pursuant to our Amended Omnibus Agreement, we pay Tesoro an annual corporate services fee for the provision of various centralized corporate services including executive management, legal, accounting, treasury, human resources, health, safety and environmental, information technology, insurance coverage, administration and other corporate services.

Predecessors' Transactions. Related-party transactions of our Predecessors were settled through equity. The balance in receivables and accounts payable from affiliated companies represents the amount owed from or to Tesoro related to certain affiliate transactions. Revenues from affiliates in the combined statements of operations of our Predecessors consist of revenues from Tesoro with respect to transportation regulated by the Federal Energy Regulatory Commission ("FERC") and the North Dakota Public Service Commission ("NDPSC") on our High Plains system.

Summary of Transactions. A summary of revenue and expense transactions with Tesoro, including expenses directly charged and allocated to our Predecessors, are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$32,458	$18,878	$58,811	$24,440
Operating and maintenance expenses (a)	3,883	9,956	8,413	21,251
General and administrative expenses	3,071	2,233	5,829	3,795
____________

(a)
Operating and maintenance expenses include imbalance settlement gains of $2.5 million and $1.3 million for the three months ended June 30, 2012 and 2011, respectively, and $5.0 million and $2.4 million in the six months ended June 30, 2012 and 2011, respectively.

In accordance with our partnership agreement, our common, subordinated and general partner interests are entitled to receive quarterly distributions of available cash. In February and April 2012, we paid quarterly cash distributions, of which $12.1 million was paid to affiliates. On July 19, 2012, we declared a quarterly cash distribution of $6.8 million related to Tesoro. See Note O for additional information on cash distributions declared or paid to Tesoro related to our quarterly financial results subsequent to the quarter ended June 30, 2012.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE D - NET INCOME PER UNIT

We use the two-class method when calculating the net income per unit applicable to limited partners, because we have more than one participating security. Our participating securities consist of common units, subordinated units, general partner units and incentive distribution rights ("IDRs"). We base our calculation of net income per unit on the weighted-average number of common units outstanding during the period.

Net income attributable to the Partnership is allocated between the limited (both common and subordinated) and general partners in accordance with our partnership agreement. Distributions for the first and second quarters of 2012 include distributions for units issued as part of the Martinez Marine Terminal Acquisition. See Notes B and O for additional information including the issuance of common and general partner units to Tesoro.

Diluted net income per unit includes the effects of potentially dilutive units on our common units, which consist of unvested service and performance phantom units. Basic and diluted net income per unit applicable to subordinated limited partners are the same as there are no potentially dilutive subordinated units outstanding.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The calculation of net income per unit is as follows (in thousands, except unit and per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to partners	$13,085	$7,895	$24,641	$7,895
Less: General partner's distributions (including IDRs) (a)	363	153	599	153
Less: Limited partners' distributions on common units	6,343	3,734	12,178	3,734
Less: Limited partner's distributions on subordinated units	6,254	3,734	12,013	3,734
Distributions less than (greater than) earnings	$125	$274	$(149)	$274

General partner's earnings:
Distributions (including IDRs) (a)	$363	$153	$599	$153
Allocation of distributions less than (greater than) earnings	3	4	(3)	4
Total general partner's earnings	$366	$157	$596	$157

Limited partners' earnings on common units:
Distributions	$6,343	$3,734	$12,178	$3,734
Allocation of distributions less than (greater than) earnings	61	135	(73)	135
Total limited partners' earnings on common units	$6,404	$3,869	$12,105	$3,869

Limited partner's earnings on subordinated units:
Distributions	$6,254	$3,734	$12,013	$3,734
Allocation of distributions less than (greater than) earnings	61	135	(73)	135
Total limited partner's earnings on subordinated units	$6,315	$3,869	$11,940	$3,869

Weighted average limited partner units outstanding:
Common units - basic	15,464,686	15,254,890	15,359,788	15,254,890
Common unit equivalents	24,322	43,315	33,228	43,315
Common units - diluted	15,489,008	15,298,205	15,393,016	15,298,205

Subordinated units - basic and diluted	15,254,890	15,254,890	15,254,890	15,254,890

Net income per limited partner unit:
Common - basic	$0.41	$0.25	$0.79	$0.25
Common - diluted	$0.41	$0.25	$0.79	$0.25
Subordinated - basic and diluted	$0.41	$0.25	$0.78	$0.25
____________

(a)
General partner's distributions (including IDRs) consist of the 2% general partner interest and IDRs, which entitle the general partner to receive increasing percentages, up to 50%, of quarterly distributions in excess of $0.388125 per unit per quarter. See Note L for further discussion related to IDRs.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE E - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, is as follows (in thousands):

	June 30, 2012	December 31, 2011
Crude Oil Gathering	$105,023	$97,249
Terminalling, Transportation and Storage	188,827	184,000
Gross Property, Plant and Equipment	293,850	281,249
Less: Accumulated depreciation	90,681	85,102
Net Property, Plant and Equipment	$203,169	$196,147

NOTE F - ACCRUED LIABILITIES

Accrued liabilities are as follows (in thousands):

	June 30, 2012	December 31, 2011
Taxes other than income taxes	$747	$942
Environmental liabilities	510	1,311
Interest and financing costs	230	18
Utilities	198	143
Other	337	679
Total Accrued Liabilities	$2,022	$3,093

For further discussion related to environmental liabilities, see Note K.

NOTE G - OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are as follows (in thousands):

	June 30, 2012	December 31, 2011
Asset retirement obligations	$46	$44
Environmental liabilities	—	2,621
Total Other Noncurrent Liabilities	$46	$2,665

For further discussion related to environmental liabilities, see Note K.

NOTE H - BENEFIT PLANS

Employees supporting our operations participate in the benefit plans and the employee thrift plan of Tesoro. The Predecessors were allocated expenses for costs associated with the benefit plans primarily based on the percentage of the Predecessors' allocated salaries compared to Tesoro's total salaries. Tesoro, subsequent to the Initial Offering, allocates expense for costs associated with the benefit plans based on the salaries of TLGP employees that provide services to TLLP as a percentage of total Tesoro salaries. These employee benefit plan expenses and the related payroll costs are included in operating expenses and general and administrative expenses and include amounts allocated to our Predecessors. Our portion of our Sponsor's employee benefit plan expenses were $0.7 million and $0.5 million for the three months ended June 30, 2012 and 2011, respectively and $1.4 million and $0.8 million for the six months ended June 30, 2012 and 2011, respectively.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE I - MAJOR CUSTOMER AND CONCENTRATIONS OF CREDIT RISK

Tesoro accounted for 88% and 90% of our total revenues for the three and six months ended June 30, 2012, respectively, and 88% and 84% of our total revenues for the three and six months ended June 30, 2011, respectively. These percentages are not comparable as no revenue was recorded for the Predecessors for transactions with Tesoro in the Terminalling, Transportation and Storage segment or for trucking services in the Crude Oil Gathering segment prior to the Initial Offering.

NOTE J - DEBT

The Amended Revolving Credit Facility became effective March 30, 2012. Concurrent with the execution of the amendment, and pursuant to the terms of the original agreement, we exercised our option to increase the total loan availability from $150.0 million to an aggregate of $300.0 million. The amendment allows us to request that the availability be increased up to an aggregate of $450.0 million, subject to receiving increased commitments from the lenders, compared to the original agreement, which allowed an aggregate capacity of $300.0 million. The Amended Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of our subsidiaries and secured by substantially all of our assets. Borrowings are available under the Amended Revolving Credit Facility up to the total available revolving capacity of the facility. As of June 30, 2012, we had $118.0 million of borrowings and $0.3 million in letters of credit outstanding under the Amended Revolving Credit Facility, resulting in a total unused credit availability of $181.7 million, or 61%, of the borrowing capacity. The Amended Revolving Credit Facility is scheduled to mature on April 25, 2014. See Note O for information regarding subsequent events including an amendment to our Amended Revolving Credit Facility.

The Amended Revolving Credit Facility, at June 30, 2012, was subject to the following expenses and fees:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
TLLP Revolving Credit Facility (a)	0.25%	2.50%	3.25%	1.50%	0.50%
____________
(a) We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing. Letters of credit outstanding under the Amended Revolving Credit Facility incur fees at the Eurodollar margin rate.

NOTE K - COMMITMENTS AND CONTINGENCIES

Indemnification

Under the Amended Omnibus Agreement, Tesoro indemnifies us for certain environmental liabilities and title and tax matters associated with the ownership or operation of our assets and arising at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. With respect to assets that we acquired from Tesoro, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of purchase. Under the Amended Omnibus Agreement, which became effective September 14, 2012, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was $0.5 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million.

We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Initial Offering and the subsequent acquisitions and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities. See Notes C and O for additional information regarding the Amended Omnibus Agreement.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Contingencies

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. The outcome of these matters cannot always be predicted accurately, but TLLP will accrue liabilities for certain of these matters based on our best estimates and applicable accounting guidelines and principles if the amount is probable and can be reasonably estimated. Contingencies arising from conditions existing before the closing of the Initial Offering and the subsequent acquisitions from Tesoro that have been identified after the closing of each transaction will be recorded in accordance with the indemnification terms set forth in the Amended Omnibus Agreement, while any contingencies arising from events after the Initial Offering and the subsequent acquisitions from Tesoro will be fully recognized by TLLP. We did not have any outstanding lawsuits, administrative proceedings or governmental investigations as of June 30, 2012.

Environmental Liabilities

Our Predecessors recorded environmental liabilities when environmental assessments and/or remedial efforts were probable and could be reasonably estimated. Environmental liabilities of $0.5 million and $3.9 million were accrued as of June 30, 2012 and December 31, 2011, respectively, for groundwater and soil remediation projects at the Martinez Crude Oil Marine Terminal and the Long Beach Assets. The liabilities associated with the Martinez Crude Oil Marine Terminal and Long Beach Assets were retained by Tesoro at the closing of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, respectively. Further, the Predecessors capitalized environmental expenditures that extended the life or increased the capacity of assets as well as expenditures that prevented environmental contamination.

NOTE L - EQUITY

We had 14,956,339 common public units outstanding as of June 30, 2012. Together, Tesoro and our general partner owned 511,252 of our common units and 15,254,890 of our subordinated units and 626,861 of our general partner units (the 2% general partner interest) as of June 30, 2012, which combined constitutes a 52% ownership interest in us. See Notes B and O for information regarding subsequent events related to equity issuances subsequent to June 30, 2012.

The table below summarizes the changes in the number of units outstanding from December 31, 2011 through June 30, 2012 (in units):

	Common	Subordinated	General Partner	Total
Balance at December 31, 2011	15,254,890	15,254,890	622,649	31,132,429
Units issued in the Martinez Marine Terminal Acquisition	206,362	—	4,212	210,574
Unit-based compensation awards (a)	6,339	—	—	6,339
Balance at June 30, 2012	15,467,591	15,254,890	626,861	31,349,342
______
(a) Unit-based compensation awards are presented net of 654 units withheld for taxes.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Equity Activity. The summarized changes in the carrying amount of our equity are as follows (in thousands):

	Equity of Predecessors	Common	Subordinated	General Partner	Total
Balance at December 31, 2011	$57,702	$250,430	$(143,048)	$1,588	$166,672
Sponsor contributions of equity to the Predecessors	1,525	—	—	—	1,525
Loss attributable to Predecessors	(1,371)	—	—	—	(1,371)
Net liabilities not assumed by Tesoro Logistics LP	4,196	—	—	—	4,196
Allocation of net assets acquired by the unitholders	(38,079)	37,317	—	762	—
Cash distributions	—	(77,526)	(11,289)	(1,812)	(90,627)
Partnership earnings	—	12,067	11,980	594	24,641
Other	19	1,275	522	12	1,828
Balance at June 30, 2012	$23,992	$223,563	$(141,835)	$1,144	$106,864

Allocations of Net Income. Our partnership agreement contains provisions for the allocation of net income and loss to the unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interest. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner.

The following table presents the allocation of the general partner's interest in net income (in thousands, except percentage of ownership interest):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to partners	$13,085	$7,895	$24,641	$7,895
Less: General partner's IDRs	103	—	103	—
Net income available to partners	$12,982	$7,895	$24,538	$7,895
General partner's ownership interest	2.0%	2.0%	2.0%	2.0%
General partner's allocated interest in net income	$261	$157	$491	$157
General partner's IDRs	103	—	103	—
Total general partner's interest in net income	$364	$157	$594	$157

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Incentive Distribution Rights. The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under marginal percentage interest in distributions are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column total quarterly distribution per unit target amount. The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assume that there are no arrearages on common units, our general partner has contributed any additional capital necessary to maintain its 2% general partner interest and that our general partner owns all of the IDRs.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount	Unitholders	General Partner	Incentive Distribution Rights
Minimum Quarterly Distribution	$0.337500	98%	2%	—
First Target Distribution	Above $0.337500 up to $0.388125	98%	2%	—
Second Target Distribution	Above $0.388125 up to $0.421875	85%	2%	13%
Third Target Distribution	Above $0.421875 up to $0.506250	75%	2%	23%
Thereafter	Above $0.506250	50%	2%	48%

Cash distributions. Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the common and subordinated unitholders and general partner will receive. See Note O for information on distributions declared or paid related to our quarterly financial results subsequent to the quarter ended June 30, 2012.

The table below summarizes the quarterly distributions related to our quarterly financial results:

Quarter Ended	Total Quarterly Distribution Per Unit	Total Cash Distribution (in thousands)	Date of Distribution	Unitholders Record Date
December 31, 2011	$0.3625	$11,286	February 13, 2012	February 3, 2012
March 31, 2012	0.3775	11,832	May 14, 2012	May 4, 2012
June 30, 2012 (b)	0.4100	12,960	August 14, 2012	August 3, 2012
______
(b) This distribution was declared on July 19, 2012 and paid on the date of distribution. Total cash distribution includes the general partner's IDRs.

The allocation of total quarterly cash distributions to general and limited partners is as follows for the three and six months ended June 30, 2012 and 2011 (in thousands, except per unit amounts). Our distributions are declared subsequent to quarter end; therefore, the table represents total cash distributions applicable to the period in which the distributions are earned.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
General partner's distributions:
General partner's distributions	$260	$153	$496	$153
General partner's IDRs	103	—	103	—
Total general partner's distributions	363	153	599	153

Limited partners' distributions:
Common	6,343	3,734	12,178	3,734
Subordinated	6,254	3,734	12,013	3,734
Total limited partners' distributions	12,597	7,468	24,191	7,468
Total Cash Distributions	$12,960	$7,621	$24,790	$7,621

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE M - EQUITY-BASED COMPENSATION

Unit-based compensation expense related to the Partnership that was included in our condensed statements of combined consolidated operations was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Service phantom units	$61	$40	$90	$40
Performance phantom units	273	83	622	83
Total Unit-Based Compensation Expense	$334	$123	$712	$123

Service Phantom Unit Awards. During the six months ended June 30, 2012, our general partner issued service phantom unit awards with tandem distribution equivalent rights ("DER") to certain directors under the 2011 TLLP Long-Term Incentive Plan. The fair value of each phantom unit and tandem DER on the grant date is equal to the market price of our common unit on that date. The estimated fair value is amortized over the vesting period using the straight-line method. Non-employee director awards vest at the end of a one-year service period and employee awards granted in 2011 vest ratably over a three-year service period. Total unrecognized compensation cost related to our nonvested service phantom units totaled $0.2 million as of June 30, 2012, which is expected to be recognized over a weighted-average period of 1.3 years. The fair value of nonvested service phantom units outstanding as of June 30, 2012, totaled $0.5 million.

A summary of our service phantom unit award activity for the six months ended June 30, 2012, is set forth below:

	Number of Service Phantom Units	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2012	14,073	$23.24
Granted	5,554	36.44
Vested	(6,993)	23.33
Forfeited	(3,557)	28.52
Nonvested at June 30, 2012	9,077	29.18

Performance Phantom Unit Awards. Our general partner granted performance phantom unit awards to certain officers in February 2012. These performance phantom unit awards represent the right to receive a TLLP common unit at the end of the approximate three-year performance period depending on the Partnership's achievement of pre-established performance measures. The value of the award ultimately paid will be based on our relative total unitholder return against the performance peer group over the performance period. The performance phantom unit awards can range from 0% to 200% of the targeted award value. The estimated weighted-average payout for these awards was 141% based on results through June 30, 2012. The fair value of each performance phantom unit award is estimated at the grant date using a Monte Carlo simulation model. The estimated fair value is amortized over the vesting period, generally three years, using the straight-line method. Total unrecognized compensation cost related to our nonvested performance phantom units totaled $1.7 million as of June 30, 2012, which is expected to be recognized over a weighted-average period of 2.2 years.

A summary of our performance phantom unit award activity for the six months ended June 30, 2012, is set forth below:

	Number of Performance Phantom Units	Weighted-Average Grant Date Fair Value
Nonvested at January 1, 2012	36,800	$32.99
Granted	36,000	39.19
Nonvested at June 30, 2012	72,800	36.06

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Sponsor's Stock-based Compensation. Certain Tesoro employees supporting the Predecessors' operations were historically granted long-term incentive compensation awards under Tesoro's stock-based compensation programs, which primarily consist of stock options, restricted common stock and stock appreciation rights. The Predecessors were allocated expenses for stock-based compensation costs. These costs are included in the Predecessors' general and administrative expenses. The Predecessors' allocated expense was $0.7 million for the six months ended June 30, 2011. There was an immaterial amount of stock-based compensation related to the Predecessors for the three and six months ended June 30, 2012 and the three months ended June 30, 2011. The Partnership has not been allocated these stock-based compensation costs as they are included with the services provided under the Amended Omnibus Agreement.

NOTE N - SEGMENT DISCLOSURES

Our revenues are derived from two operating segments: Crude Oil Gathering and Terminalling, Transportation and Storage. Upon completion of the Long Beach Assets Acquisition, our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, a crude oil and refined products storage facility and five related short-haul pipelines in Utah and two marine terminals, including storage tanks and related short-haul pipelines in California. Our revenues are generated from existing third-party contracts and from commercial agreements we entered into with Tesoro at the closing of the Initial Offering, and subsequent to the Initial Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. The commercial agreements with Tesoro are described in Note C. We do not have any foreign operations.

Effective April 1, 2012, we acquired the Martinez Crude Oil Marine Terminal, which provides services primarily to Tesoro's Martinez refinery. Effective September 14, 2012, we acquired the Long Beach Assets, which provide services primarily to the Wilmington Refinery. See Notes B and O for subsequent events, including further information regarding the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition.

Our operating segments are strategic business units that offer different services and are managed separately, because each segment requires different industry knowledge, technology and marketing strategies. We evaluate the performance of each segment based on its respective operating income. Certain general and administrative expenses and interest and financing costs are excluded from segment operating income as they are not directly attributable to a specific operating segment. Identifiable assets are those used by the segment, whereas other assets are principally cash and other assets that are not associated with a specific operating segment.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Segment information is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES
Crude Oil Gathering:
Affiliate (a)	$15,959	$10,572	$29,938	$16,134
Third-party	114	99	237	124
Total Crude Oil Gathering	16,073	10,671	30,175	16,258
Terminalling, Transportation and Storage:
Affiliate (a)	16,499	8,306	28,873	8,306
Third-party	4,313	2,589	6,100	4,694
Total Terminalling, Transportation and Storage	20,812	10,895	34,973	13,000
Total Segment Revenues	$36,885	$21,566	$65,148	$29,258

OPERATING AND MAINTENANCE EXPENSES
Crude Oil Gathering	$10,055	$6,462	$18,178	$12,243
Terminalling, Transportation and Storage	6,511	5,956	13,964	12,536
Total Segment Operating and Maintenance Expenses	$16,566	$12,418	$32,142	$24,779

IMBALANCE SETTLEMENT GAINS
Crude Oil Gathering	$(1,217)	$(1,301)	$(2,496)	$(2,367)
Terminalling, Transportation and Storage	(1,340)	—	(2,551)	—
Total Segment Imbalance Settlement Gains	$(2,557)	$(1,301)	$(5,047)	$(2,367)

DEPRECIATION AND AMORTIZATION EXPENSES
Crude Oil Gathering	$783	$785	$1,566	$1,570
Terminalling, Transportation and Storage	2,096	2,032	4,124	4,068
Total Segment Depreciation and Amortization Expenses	$2,879	$2,817	$5,690	$5,638

GENERAL AND ADMINISTRATIVE EXPENSES
Crude Oil Gathering	$607	$281	$1,318	$435
Terminalling, Transportation and Storage	660	624	1,365	883
Total Segment General and Administrative Expenses	$1,267	$905	$2,683	$1,318

(GAIN) LOSS ON ASSET DISPOSALS
Crude Oil Gathering	$—	$(10)	$—	$(10)
Terminalling, Transportation and Storage	—	11	236	36
Total Segment Loss on Asset Disposals	$—	$1	$236	$26

OPERATING INCOME (LOSS)
Crude Oil Gathering	$5,845	$4,454	$11,609	$4,387
Terminalling, Transportation and Storage	12,885	2,272	17,835	(4,523)
Total Segment Operating Income (Loss)	18,730	6,726	29,444	(136)
Unallocated general and administrative expenses	(2,465)	(1,339)	(4,624)	(2,488)
Interest and financing costs, net	(1,039)	(461)	(1,550)	(461)
NET INCOME (LOSS)	$15,226	$4,926	$23,270	$(3,085)
____________

(a)
Historically, no affiliate revenue was recognized by our Predecessors in the Terminalling, Transportation and Storage segment. Our FERC and NDPSC regulated pipelines were our source of affiliate revenues in the Crude Oil Gathering segment. No affiliate revenue was recognized by the Predecessors for trucking services in the Crude Oil Gathering segment.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Capital expenditures by operating segment were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Capital Expenditures
Crude Oil Gathering	$6,328	$2	$8,949	$5
Terminalling, Transportation and Storage	2,881	1,438	5,112	2,180
Total Capital Expenditures	$9,209	$1,440	$14,061	$2,185

Total identifiable assets by operating segment were as follows (in thousands):

Identifiable Assets	June 30, 2012	December 31, 2011
Crude Oil Gathering	$74,443	$72,795
Terminalling, Transportation and Storage	141,768	140,323
Other	24,447	20,691
Total Identifiable Assets	$240,658	$233,809

NOTE O - SUBSEQUENT EVENTS

Cash distributions. On October 17, 2012, we declared a quarterly cash distribution, based on the results of the third quarter, totaling $17.0 million, or $0.4550 per unit. This distribution was paid on November 14, 2012 to unitholders of record on November 2, 2012. The total cash distribution includes $8.2 million paid to Tesoro for the quarter ended September 30, 2012, including general partner IDRs.

Revolving Credit Facility. Our Amended Revolving Credit Facility was most recently amended on August 17, 2012 to revise certain coverage and leverage ratios.

Senior Notes. Effective September 14, 2012, the Partnership completed a private offering of $350.0 million aggregate principal amount of 5.875% Senior Notes due 2020 (the "Senior Notes"). The proceeds of this offering were used to fund our acquisition of the Long Beach Assets and repay the outstanding balance on our Amended Revolving Credit Facility, with the remaining amounts to be used for general partnership purposes.

The Senior Notes have no sinking fund requirements. We may redeem some or all of the Senior Notes prior to October 1, 2016 at a make-whole price plus accrued and unpaid interest. On or after October 1, 2016, the Senior Notes may be redeemed at premiums equal to 2.938% through October 1, 2017; 1.469% from October 1, 2017 through October 1, 2018; and at par thereafter, plus accrued and unpaid interest in all circumstances. We will have the right to redeem up to 35% of the aggregate principal amount at 105.875% of face value with proceeds from certain equity issuances through October 1, 2015.

The Senior Notes are subject to a registration rights agreement under which we have agreed to exchange the notes for registered publicly-traded notes having substantially identical terms as the Senior Notes. The Senior Notes also contain customary terms, events of default and covenants. The Senior Notes are unsecured and guaranteed by all of our domestic subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer of the Senior Notes.

Equity Offering. On October 5, 2012, we closed an offering of 4,255,000 common units, including 555,000 common units issued pursuant to the exercise of the underwriter's over-allotment option on October 2, 2012, representing limited partner interests, at a public offering price of $41.80 per unit. These common units were issued pursuant to our shelf registration statement, as supplemented by the prospectus supplement filed with the SEC on October 3, 2012. The Partnership intends to use the net proceeds of $170.7 million, including the proceeds from the exercise of the underwriter's over-allotment option, for general partnership purposes.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Anacortes Rail Facility Acquisition. Effective November 15, 2012, we entered into a transaction (the "Anacortes Rail Facility Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Anacortes Rail Facility in exchange for total consideration of $180.0 million, comprised of $162.0 million in cash and the issuance of equity with a combined fair value of $18.0 million. The equity is comprised of 93,289 general partner units and 309,838 common units, representing slightly less than a 1% limited partner interest.

The Anacortes Rail Facility includes a four-track unloading platform, two receiving and departing tracks capable of handling a 100-car unit train and two additional short track spurs, as well as other related assets and properties associated with the facility. The facility, which was placed in service in September 2012, has a permitted capacity to deliver up to an average of 50,000 bpd per year of Bakken crude oil to Tesoro's Washington refinery.

We entered into an agreement with Tesoro to lease the real property under the Anacortes Rail Facility for a term of ninety-nine years in connection with the Anacortes Rail Facility Acquisition. We also entered into a right of first refusal, option agreement and agreement of purchase and sale, giving Tesoro the right to repurchase the Anacortes Rail Facility under certain conditions.

Anacortes Track Use and Throughput Agreement. The Partnership entered into a 10-year track use and throughput agreement with Tesoro in connection with the Anacortes Rail Facility Acquisition, effective November 15, 2012, under which Tesoro is obligated to transport an average of at least 40,000 bpd per month of crude oil at a throughput fee of $1.53 per barrel. An excess volume throughput fee of $0.75 per barrel will be charged for monthly average volumes in excess of 40,000 bpd. The fees under the agreement are indexed for inflation and the agreement gives Tesoro the option to renew for two five-year terms.

If Tesoro fails to transport aggregate volumes equal to its minimum throughput commitment during any calendar month, Tesoro will owe the Partnership a shortfall payment equal to the volume of the shortfall multiplied by the throughput fee. The amount of any shortfall payment paid by Tesoro will be credited against any amounts owed by Tesoro for the transportation of volumes in excess of its minimum throughput commitment during any of the succeeding three months.

Amended and Restated Omnibus Agreement. The Partnership entered into a second amended and restated omnibus agreement ("Second Amended Omnibus Agreement") with Tesoro, effective November 15, 2012, in connection with the Anacortes Rail Facility Acquisition. Certain additional acquisitions from Tesoro, including the assets in the Anacortes Rail Facility Acquisition, are governed by the Second Amended Omnibus Agreement. The annual fee payable to Tesoro under the Second Amended Omnibus Agreement remained $2.5 million for the provision of various general and administrative services.

Under the Second Amended Omnibus Agreement, Tesoro indemnifies us for certain matters including environmental, title and tax matters associated with the ownership of our assets at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. As amended, the aggregate annual deductible for each type (unknown environmental liabilities, title or tax matters) of liability is $0.6 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Crude Oil Marine Terminal, the Long Beach Assets and the Anacortes Rail Facility.

Amended and Restated Operational Services Agreement.  The Partnership entered into an Amendment and Restatement of Schedules to the Amended and Restated Operational Services Schedules (the "Amended Operational Services Schedules") on November 15, 2012 in connection with the Anacortes Rail Facility Acquisition. The Amended Operational Services Schedules consider the additional resources required to operate the Anacortes Rail Facility, primarily for electricity and other utilities. As amended, the annual fee we pay Tesoro is $2.0 million for support services performed by certain of Tesoro's field-level employees in support of our pipelines, terminals and storage facilities.

TESORO LOGISTICS LP
NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Chevron Northwest Products System Acquisition. In addition, on December 6, 2012, we executed definitive agreements to purchase Chevron Pipe Line Company's and Northwest Terminalling Company's (collectively, "Chevron") Northwest Products System (the "Northwest Products System") for a total purchase price of $400.0 million. The transaction is subject to regulatory approval and is expected to close during the first quarter of 2013. Upon execution of the purchase agreements, the Partnership paid an aggregate deposit of $40.0 million, which may be retained by Chevron upon certain termination events under the purchase agreements prior to closing.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile FERC regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, and a separate five-mile jet fuel pipeline to the Salt Lake City International Airport and the Northwest Terminalling Company consisting of the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals, which are not subject to FERC regulation. The pipeline receives product from five refineries and one pipeline in the Salt Lake City area and is the primary transportation option from Salt Lake City to Pocatello, Boise, Pasco and Spokane. Delivery volumes on the system averaged approximately 84,000 bpd in 2011. The terminals have a total storage capacity of 1.3 million barrels and delivered approximately 51,000 bpd in 2011. The operations of the Northwest Products System will be reported in our Terminalling, Transportation and Storage segment upon closing.